UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 3, 2007

Voxware, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-021403	36-3934824
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

168 Franklin Corner Road, Lawrenceville, New Jersey	08648
(Address of Principal Executive Offices)	(Zip Code)

(609) 514-4100
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 3, 2007 Voxware, Inc., a Delaware corporation (the “Company”), entered into a $3,000,000 credit facility with Silicon Valley Bank (“SVB”), effective as of December 29, 2006, comprised of a $1,500,000 revolving line of credit (the “Revolver”) and a $1,500,000 Term Loan (the “Term Loan”) to fund the Company’s anticipated working capital needs pursuant to a Loan and Security Agreement (the “Credit Facility”). This Credit Facility is in addition to the Company’s already existing credit facility and equipment line of credit with SVB. The Credit Facility replaces in its entirety the credit facility entered into by the Company in May 2006.

Terms Applicable to the Revolver

The Revolver provides for a line of credit up to $1,500,000, subject to certain reserves, with a $1,000,000 sub-limit to be established for letters of credit, cash management and foreign exchange requirements. The availability under the Revolver is limited to a borrowing base advance rate that is 75% against Eligible Accounts (as such term is defined in the Revolver).

Amounts outstanding under the Revolver bear interest at a rate of 1.75% above the Prime Rate of interest. Upon two consecutive quarters of profitability, the interest rate will be reduced to a rate of 0.50% above the Prime Rate of interest. The Revolver is available until December 28, 2007.

Terms Applicable to the Term Loan

The Term Loan provides, in addition to the Company’s borrowings under its existing credit facility and under the Revolver, for up to $1,500,000 in available funds. Amounts outstanding under the Term Loan bear interest at a rate equal to 2.25% above the Prime Rate of interest. The Term Loan is available until March 31, 2007. Commencing on April 1, 2007, the Term Loan is to be repaid in thirty-six (36) equal monthly installments of principal and interest. The Term Loan matures on March 1, 2010.

Terms Applicable to the Credit Facility

In connection with the Credit Facility, the Company is obligated to pay SVB a commitment fee in the amount of $7,5000 on the Effective Date (as such term is defined in the Credit Facility). The Credit Facility contains customary affirmative and negative covenants that, subject to certain limited exceptions, require the Company to, among other things, maintain its primary operating accounts and all access liquidity with SVB. The Credit Facility also contains financial covenants that, among other things, require the Company to maintain a minimum $2,500,000 of unencumbered cash with SVB, limit the Company’s net losses through fiscal year 2007 and earn net income of at least $1.00 for the fiscal quarter ending December 31, 2007 and each fiscal quarter thereafter. The Company previously granted a first perfected lien on all corporate assets and filed a negative pledge on intellectual property in favor of SVB. The Company also subordinated any amounts due to officers, directors, shareholders and other lien holders to the Company’s obligations owing to SVB in form and substance that is satisfactory to SVB in its sole discretion.

The Credit Facility includes usual and customary events of default for facilities of this nature and the remedies for such events include, but are not limited to, payment of all amounts payable under the Credit Facility and the termination of SVB’s commitments.

A copy of the Credit Facility is being filed as an exhibit to this Form 8-K. All statements made with respect to the transaction discussed in this Item 1.01 are qualified by such reference.

Item 2.03.	Creation of a Direct Financial Obligation

The disclosures required by this Item 2.03 are contained in Item 1.01, above, and are incorporated as if fully restated herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of January 3, 2007 and effective as of December 29, 2006 between Silicon Valley Bank and Voxware, Inc.

10.2	Amendment to Loan Arrangement with Voxware, Inc. dated as of January 3, 2007, from Verbex Acquisition Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VOXWARE, INC.

Dated: January 8, 2007	By:/s/ Paul Commons
Name: Paul Commons
Title: Vice President and Chief Financial
Officer